Exhibit 99.2
Midwest Banc Holdings, Inc.
Third Quarter 2006 Additional Schedules
Balance Sheet
     The following table sets forth information on the Company’s totals and deposits excluding the contribution from the former Royal American Corporation at September 30, 2006, December 31, 2005, and June 30, 2006.

	September 30,	December 31,	June 30,
	2006	2005	2006
	(In thousands)
Loans	$1,410,260	$1,349,996	$1,422,830
Deposits	1,598,255	1,523,384	1,584,067
Asset Quality
     The following table sets forth information on the Company’s nonaccruing loans and nonperforming assets as of the indicated dates.

	September 30,	December 31,
	2006	2005
	(Dollars in thousands)
Impaired and other loans 90 days past due and accruing	$28	$4

Nonaccrual and impaired loans not accruing	$21,555	$7,905
Other real estate	2,864	11,154

Total nonperforming assets	$24,419	$19,059

Total nonaccruing loans to total loans	1.13%	0.59%
Total nonperforming assets to total loans and other real estate	1.28	1.40
Total nonperforming assets to total assets	0.83	0.83
The following is a summary of net loans charged-off for the nine months ended September 30:

	2006	2005
	(In thousands)
Loans charged off	$2,601	$1,013
Recoveries	(589)	(349)

Net loans charged off	$2,012	$664

Stockholders’ Equity
     The Company announced a 5.0% stock repurchase program earlier this year. The Company has repurchased 70,368 shares of common stock at an average price of $23.48 during the third quarter of 2006. As of September 30, 2006, the remaining shares of common stock that allowed to be repurchased under this program are approximately 1.2 million.
Noninterest Income
     The following table sets forth information on the Company’s primary noninterest income categories excluding the contribution from the former Royal American Corporation for the periods presented.

	Three Months Ended
	September 30,	September 30,	June 30,
	2006	2005	2006
		(In thousands)
Service charges on deposit accounts	$1,365	$1,335	$1,415
Gains on sale of loans	159	116	205
Insurance and brokerage commissions	377	414	486
Trust	89	81	85
Increase in cash surrender value of life insurance	527	398	535
Other	268	160	250

Total	$2,785	$2,504	$2,976

	Nine Months Ended
	September 30,
	2006	2005
	(In thousands)
Service charges on deposit accounts	$3,983	$3,866
Gains on sale of loans	454	254
Insurance and brokerage commissions	1,375	1,180
Trust	251	224
Increase in cash surrender value of life insurance	1,552	1,287
Other	731	657

Total	$8,346	$7,468

Purchase Accounting Adjustments
     The following table sets forth information on the Company’s amortization and accretion as a result of the purchase accounting adjustments relating to the acquisition Royal American Corporation and prior acquisitions for the quarter ended September 30, 2006.

	September 30, 2006
	RAC	Prior	Total
		(In thousands)
Amortization/(Accretion):
Loans	$(401)	$(2)	$(403)
Premises and equipment	1	7	8
Core deposit intangible	315	88	403
Deposits	345	—	345
Federal Home Loan Bank advances	14	—	14
Junior subordinated debt owed to unconsolidated trust	17	—	17

Net amortization	$291	$93	$384

Income Taxes
     Set forth below is a reconciliation of the effective tax rate from continuing operations as of September 30, 2006 and 2005.

	Nine Months Ended
	September 30,
	2006	2005
	(In thousands)
Income taxes (benefit) computed at the statutory rate	$6,369	$(6,004)
Tax-exempt interest income on securities and loans	(869)	(317)
General business credits	(555)	(75)
State income taxes, net of federal tax benefit	(290)	(1,173)
Cash surrender value increase, net of premiums	(595)	(471)
Life insurance benefit	—	(276)
Dividends received deduction	(717)	(648)
Other	42	68

Total provision (benefit) for income taxes	$3,385	$(8,896)